Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 2, 2009 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Ameren Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008.  We also consent to the incorporation by reference in this Registration Statement of our report dated June 27, 2008 relating to the financial statements, which appears in the Annual Report of the Ameren Corporation Savings Investment Plan on Form 11-K for the year ended December 31, 2007.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

St. Louis, Missouri

March 3, 2009